EXHIBIT 99.1

Abeona Therapeutics Announces Closing of Upsized $15.5 Million Equity Financing with Institutional Investors and Management

New York, NY, August 3, 2015 – Abeona Therapeutics, Inc. (Nasdaq: ABEO), a biopharmaceutical company focused on developing and delivering gene therapy and plasma-based products for severe and life-threatening rare diseases, today announced it had closed an upsized $15.5 million direct placement of registered common stock with institutional investors, including Soros Fund Management and Perceptive Life Science Fund, and two members of the Board of Directors. The financing is comprised of 2.83 million shares of common stock at a price of $5.50 per share. Abeona Therapeutics plans to use the proceeds of the financing for the development of its proprietary rare disease programs, working capital and general corporate purposes.

“We remain encouraged by strong institutional investor interest in our rare disease portfolio,” stated Steven H. Rouhandeh, Executive Chairman. “This transaction supports our strategy of building a premier cell and gene therapy company focusing on rare diseases.”

Very recently Abeona Therapeutics announced it licensed intellectual propriety around use of the CRISPR-Cas9 gene-editing platform for use in rare blood disorders from the laboratory of Dr. Jakub Tolar, M.D., Ph.D., at the University of Minnesota. Abeona’s first indication utilizes the CRISPR-Cas9 platform delivered by AAV for Fanconi anemia.

“In addition to advancements in our rare-disease plasma protein programs, we have initiated production of clinical material for our two lead gene therapies for the treatment of Sanfilippo syndromes.,” stated Tim Miller, Ph.D, President and CEO. “We anticipate enrolling patients in clinical trials in the fourth quarter of this year, and demonstrating progress in our juvenile Batten disease and Fanconi anemia programs with commencement of IND enabling studies.”

The securities described above are being offered pursuant to a registration statement (File No. 333-205128) which became effective on July 23, 2015. When filed with the Securities and Exchange Commission, copies of the final prospectus for the offering can be obtained at the SEC's website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona: Abeona Therapeutics Inc. develops and delivers gene therapy and plasma-based products for severe and life-threatening rare diseases. Abeona's lead programs are AB0-101 (AA9 NAGLU) and ABO-102 (scAAV9 SGSH), adeno-associated virus (AAV)-based gene therapies for Sanfilippo syndrome (MPS IIIB and IIIA) in collaboration with patient advocate groups, researchers and clinicians, anticipated to commence clinical trials in 2015. We are also developing ABO-201 (scAAV9 CLN3) gene therapy for juvenile Batten disease (JBD); and ABO-301 (AAV FANCC) for Fanconi anemia (FA) disorder using a novel CRISPR/Cas9-based gene editing approach to gene therapy program for rare blood diseases. In addition, we are also developing rare plasma protein therapies including SDF Alpha™ (alpha-1 protease inhibitor) for inherited COPD using our proprietary SDF™ (Salt Diafiltration) ethanol-free process. For more information, visit www.abeonatherapeutics.com.

Company and Media Contact:
Andre’a Lucca
Director of Communications
Abeona Therapeutics, Inc.
+1 (212)-786-6208

alucca@abeonatherapeutics.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, our plans for the use of proceeds of the financing, our plans to begin enrolling patients in clinical trials for the treatment of Sanfilippo syndrome, development and internationalization of other clinical programs, management plans for the Company, the anticipated closing of the transaction, and general business outlook. These statements are subject to numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition; the ability to develop our products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.